                                                                      EXHIBIT 12

                     NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                           STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                              Quarter Ended March 31,
                                                             ------------------------
                                                              2004             2003
                                                             -------          -------
                                                          (In millions, except ratio data)
Earnings available to fixed charges:
    Income before income taxes                               $  48.3          $  59.0
    Fixed charges:
      Interest expense                                          32.5             38.6
      Portion of rent determined to be interest (1)             10.4             10.8
                                                             -------          -------
                                                             $  91.2          $ 108.4
                                                             =======          =======
Fixed charges:
      Interest expense                                       $  32.5          $  38.6
      Portion of rent determined to be interest (1)             10.4             10.8
                                                             -------          -------
                                                             $  42.9          $  49.4
                                                             =======          =======
Ratio of earnings to fixed charges                              2.13             2.19
                                                             =======          =======

(1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.